Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 29, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of CRA International, Inc. on Form 10-K for the year ended December 30, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of CRA International, Inc. on Forms S-8 (File No. 333-228783, File No. 333-221263, File No. 333-184916, File No. 333-170142, File No. 333-133450, File No. 333-164621 and File No. 333-273643).

/s/ GRANT THORNTON LLP
Boston, Massachusetts
February 29, 2024